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                      February 16, 2023

       Mathieu Bonnet
       Chief Executive Officer
       Allego N.V.
       Westervoortsedijk 73 KB
       6827 AV Arnhem
       The Netherlands

                                                        Re: Allego N.V.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 13, 2022
                                                            File No. 001-41329

       Dear Mathieu Bonnet:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services